                                                                   Exhibit 4.6
                                 LOAN AGREEMENT

                  This LOAN AGREEMENT (the "Agreement") is being entered into as of this 9th day of July, 1997 by and between INNOPET BRANDS CORP., a Delaware corporation ("INBC" or "Company"), with offices at One East Broward Blvd., Suite 1100, Ft. Lauderdale, Florida 33301 and ENTREPRENEURIAL INVESTORS, LTD., a Bahamas company ("EIL" or the "Holder"), with offices at Citibank Building, 2nd Floor, East Mall Drive, P.O. Box 40643, Freeport, Bahamas.


                              W I T N E S S E T H :


                  WHEREAS, EIL desires to loan (the "Loan") the Company $1.5 million (U.S.) (the "Funds") and the Company desires to borrow the Funds from EIL;

                  WHEREAS, the Loan shall be senior to all other indebtedness of the Company and convertible, under certain circumstances, into the common stock, par value $.01 per share (the "Common Stock") of the Company;

                  WHEREAS, in connection with the Loan, the Company shall issue warrants (the "Warrants") as described herein to EIL; and

                  WHEREAS, the Loan and issuance of the Warrants shall be subject to the terms and conditions set forth below.

                  NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows.

                  1. Loan. On the date of this Agreement, EIL shall loan the Company the sum of $1.5 million (U.S.). The Funds shall be delivered to the Company by wire transfer.

                  2. Note. (a) As evidence of the Loan, the Company shall execute and deliver to EIL a promissory note (the "Senior Note") substantially in the form attached hereto as Exhibit A. The Senior Note shall be senior to all other indebtedness of the Company and shall not be subordinated.

                           (b) The principal of the Note shall be due on January
15, 1998 (the "Maturity Date").

                           (c) Interest on the Note shall accrue at the rate of
14% per annum (not compounded) and shall be due and payable on the Maturity Date. Interest on the Note may be paid by the Company in cash or in Common Stock, at the option of the Holder. If the interest is paid in Common Stock, the Common Stock shall be valued at $4.50 per share.

                  3. Collateral. The Note will be secured and collateralized by the Company's pledge of 600,000 shares of the Company's Common Stock (the "Collateral"), such pledge to be evidenced by a Pledge Agreement, the form of which is attached hereto as Exhibit B. Within five business days after the Loan is funded, the Company hereby covenants and agrees to (i) execute the Pledge Agreement and (ii) deliver the Pledge Agreement and the Collateral (to an escrow agent) along with stock powers duly executed in blank. In the event that the Company's Common Stock price as listed in the Wall Street Journal, closes at a price less than $4.00 per share for five consecutive trading days, the Company will promptly deposit with the escrow agent under the Pledge Agreement additional shares of Common Stock, with stock powers duly executed in blank (the "Additional Collateral"), so that the Collateral and the Additional Collateral shall provide 150% coverage of the outstanding amount of the Loan.

                  4. Prepayment. The Loan may be prepaid, at the option of the Company, without penalty or premium, at any time.

                  5. Convertibility. (a) The Holder may, at any time, at its option, convert the debt into Common Stock, with the Common Stock valued at $4.50 per share.

                           (b) Additionally, if the Common Stock price, as
listed in the Wall Street Journal, closes at a price of less than $3.00 per share, the Holder shall have the right to take possession of the Collateral and to liquidate the same to satisfy the conditions of the Loan.

                  6.  Use of Proceeds.

                  The Company will use the Funds for the acquisition of Natural Life Pet Products ("Natural Life") from Triple T Foods ("Triple T"). Notwithstanding the foregoing, if Triple T materially breaches the purchase agreement between INBC and Triple T, or if Triple T does not obtain the applicable consents or approvals required under such purchase agreement, or Triple T fails to satisfy any material conditions to the closing of such acquisition, or if there is a force majeure event beyond the control of the Company, such as a flood, earthquake, or war that materially and adversely affects the value of Natural Life, then the Company shall not be obligated to consummate the acquisition of Natural Life. Nevertheless, even if the Natural Life acquisition is not consummated, the Company shall remain obligated to EIL for the Loan.

                  7. Registration Rights. (a) Promptly after the date hereof (within 10 business days), the Company will file with the SEC, registration statements for the sale of the Warrants, the shares underlying the Warrants, the Collateral (and if applicable, the Additional Collateral), and all other shares of Common Stock heretofore acquired by EIL.

                           (b) EIL consents to the Company registering other
shares of the Company or of other selling shareholders with the foregoing registration.

                  8.  Warrants.

                  In connection with the Loan, the Company shall issue 225,000 Warrants at an exercise price of $6 per share.

                  9. EIL's Representations and Comments.

                  EIL represents, warrants, and covenants to INBC as follows:

                           (a) This Agreement has been duly authorized, validly
executed, and delivered on behalf of EIL and is the valid and binding agreement of EIL enforceable in accordance with its terms.

                           (b) EIL has received and carefully reviewed copies of
the Public Documents (as defined in Section 10). EIL understands that the Loan is being made only by means of this Agreement. No representations or warranties have been made to EIL by INBC, the officers or directors of INBC, or any agent, employee or affiliate of INBC, except as specifically set forth herein or as set forth in documents referenced herein. EIL is aware that the Loan involves a high degree of risk and that it may sustain, and has the financial ability to sustain, the loss of the entire amount of the Loan. EIL has had the opportunity to ask questions of, and receive answers satisfactory to it from, INBC's management regarding INBC. EIL understands that no federal or state governmental authority has made any finding or determination relating to the fairness of an investment in the Loan and that no federal or state governmental authority has recommended or endorsed, or will recommend or endorse, the Loan. EIL, in making the decision to make the Loan, has relied upon independent investigation made by it and has not relied on any information or representations made by third parties. EIL has significant assets and upon consummation of the Loan will continue to have significant assets exclusive of the Note. EIL has not been organized for the sole purpose of making the Loan.

                           (c) EIL is an "accredited investor" within the
meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act").

                           (d) EIL understands that the Loan is being made in
reliance on specific provisions of federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgements and understandings of EIL set forth herein in order to determine the applicability of such provisions.

                           (e) EIL agrees that for a period of two (2) years
from the date of the funding of the Loan it shall not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any Common Stock (any of the foregoing, a "Short-Sale") that EIL does not own as of the date of the funding of the Loan.

                           (f) EIL is capable of evaluating the risks and merits
of this Loan by virtue of its experience as an investor and its knowledge, experience, and sophistication in financial and business matters.

                           (g) EIL has not employed any investment banker,
broker, or finder or incurred any liability for any brokerage fees, commissions, or finder's fees in connection with the transactions contemplated by this Agreement; and

                  10. Company's Representations and Covenants.

                      The Company represents, warrants, and covenants to EIL as follows:

                           (a) The Company has been duly incorporated and is
validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted, and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure to register or qualify is not reasonably anticipated to have a material adverse effect on the condition (financial or otherwise), business, properties, net worth or results of operations of INBC.

                           (b) INBC has registered shares of its Common Stock
pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is in full compliance with all reporting requirements of the Exchange Act, and the Common Stock is quoted on the Nasdaq SmallCap Market (trading symbol INBC).

                           (c) INBC has furnished EIL with copies of INBC's
Prospectus dated December 5, 1996, its most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "Commission") and all Forms 10-Q and 8-K filed thereafter, if any (collectively, the "Public Documents"). The Public Documents at the time of their filing did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                           (d) This Agreement has been duly authorized, validly
executed and delivered on behalf of INBC and is the valid and binding agreement of INBC enforceable in accordance with its terms.

                           (e) INBC has not employed any investment banker,
broker, or finder or incurred any liability for any brokerage fees, commissions, or finder's fees in connection with the transactions contemplated by this Agreement.

                  11. Miscellaneous.

                           (a) This Agreement shall be governed by, and
interpreted in accordance with, the laws of the State of Delaware, without giving effect to the rules governing the conflicts of laws.

                           (b) This Agreement may be executed by facsimile
signature and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                           (c) Each of the parties agrees to pay its own
expenses incident to this Agreement and the performance of its obligations hereunder, including, without limitation, the fees and expenses of each such party's legal counsel.

                           (d) All notices and other communications provided for
or permitted hereunder shall be made in writing by hand delivery, express overnight courier, registered first class mail, overnight courier, or telecopied, initially to the address set forth below, and thereafter at such other address, notice of which is given in accordance with the provisions of this Section 11.

                                   if to INBC:

                                   InnoPet Brands Corp.
                                   One East Broward Boulevard, Suite 1100
                                   Fort Lauderdale, Florida  33301
                                   Attn:  Marc Duke, Chairman and CEO
                                   Telephone: 954-453-2400
                                   Telecopier: 954-453-2500
                                   if to EIL:

                                   Entrepreneurial Investors, Ltd.
                                   Citibank Building, 2nd Floor
                                   East Mall Drive
                                   P.O. Box 40643
                                   Freeport, Bahamas
                                   Attn:  Mr. Robert E. Cordes, Director
                                   Telephone:  242-352-7063
                                   Telecopier:  242-352-3932

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; three (3) business days after being deposited in the mail, postage prepaid, if mailed; the next business day after being deposited with an overnight courier, if deposited with a nationally recognized, overnight courier service; when receipt is acknowledged, if telecopied.

                           (e) This Agreement constitutes the entire agreement
of the parties with respect to the subject matter hereof and supersedes all prior oral or written proposals or agreements relating thereto. This Agreement may not be amended or any provision hereof waived in whole or in part, except by a written amendment signed by both of the parties.

                  IN WITNESS WHEREOF, this Agreement was duly executed on the date first written above.


                               INNOPET BRANDS CORP.


                               By:
                                  --------------------------------------
                                  Name: Marc Duke
                                  Title: Chief Executive Officer




                               ENTREPRENEURIAL INVESTORS, LTD.



                                By:
                                   --------------------------------------
                                   Name: Robert E. Cordes
                                   Title: Director

                                                                     EXHIBIT A


                             SENIOR CONVERTIBLE NOTE


$1,500,000                                              Ft. Lauderdale, Florida
14.0%                                                             July __, 1997


                  FOR VALUE RECEIVED, the undersigned, INNOPET BRANDS CORP. ("Maker"), promises to pay to the order of Entrepreneurial Investors Ltd. ("Payee") at Freeport, Bahamas, or at such other place as Payee may from time to time designate by written notice to Maker, in lawful money of the United States of America, the sum of One Million Five Hundred Thousand Dollars ($1,500,000), plus interest from the date of this Note on the unpaid balance.
Maker further agrees as follows:

Section 1. Interest Rate.

                  (a) Interest shall accrue at a rate equal to:

                      Fourteen percent (14%) per annum (not compounded).

                  (b) Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

                  (c) All agreements between Maker and Payee are expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to Payee for the use, forbearance, or detention of the indebtedness evidenced by this Note shall exceed the maximum amount permissible under applicable law. If from any circumstance Payee should ever receive as interest or imputed interest an amount which would exceed the highest lawful rate, such amount as would be excessive interest shall be applied to the reduction of the principal amount owing under this Note and not to the payment of interest.

                  (d) Interest may be paid in cash or Common Stock of the Maker, at the option of the Payee. For purposes of this Section 1(d), if the interest is paid in Common Stock, the Common Stock shall be valued at $4.50 per share.

Section 2. Payments.

                  (a) On January 15, 1998, all outstanding amounts owing under this Note, including accrued interest and the outstanding principal, shall be paid. All payments shall be applied first to accrued interest and then to principal.

                  (b) Maker shall have the right to prepay this Note in full or in part at any time, without premium or penalty. All prepayments shall be applied first to accrued interest and then to principal. Any prepayment shall not be less than One Hundred Thousand Dollars ($100,000.00).

Section 3. Security.

                  This Note is secured by and entitled to the benefits of 600,000 shares of Common Stock (the "Collateral") of the Maker that will be deposited with Cardinal International Corporation, Ltd. (the "Escrow Agent") within five business days of the date of this Note. In the event that the Maker's Common Stock price, as listed in the Wall Street Journal, closes at a price less than $4.00 per share for five (5) consecutive trading days, the Company will deposit additional shares of Common Stock (the "Additional Collateral") so that the Collateral and the Additional Collateral shall provide 150% coverage on the amount of indebtedness.

Section 4. Default.

                  It shall be an event of default ("Event of Default"), and the entire unpaid principal of this Note, together with accrued interest, shall become immediately due and payable, at the election of Payee, upon the occurrence of any of the following events:

                  (a) Any failure on the part of Maker to make any payment when due, whether by acceleration or otherwise, and the continuation of such failure for a period of ten (10) days after written notice thereof from Payee.

                  (b) Any failure on the part of Maker to keep or perform any of the terms or provisions of this Note or any amendment thereof, or any other documents evidencing, governing, or securing this Note and the continuation of such failure for more than twenty (20) days after written notice thereof from Payee. Notwithstanding the foregoing, if the breach cannot be cured within twenty (20) days, Maker shall not be in default so long as Maker, upon written notice from Payee, commences cure and thereafter diligently and continuously proceeds to completion.

                  (c) Maker shall commence (or take any action for the purpose of commencing) any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute.

                  (d) A proceeding shall be commenced against Maker under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute and relief is ordered against it, or the proceeding is controverted but is not dismissed within sixty (60) days after the commencement thereof.

                  (e) Maker consents to or suffers the appointment of a receiver, trustee or custodian to any substantial part of its assets that is not vacated within sixty (60) days.

Section 5. Subordination.

                  This Note shall be a general obligation of Maker and is senior and not subordinated to any and all obligations of Maker (e.g., to any bank or other financial institution), regardless of whether such obligations are presently existing or are subsequently incurred.

Section 6. Convertibility.

                  (a) Upon maturity, the Holder may, at its option, convert the debt into Common Stock, with the Common Stock valued at $4.50 per share.

                  (b) Additionally, if the Common Stock, as listed in the Wall Street Journal, closes at a price of less than $3.00 per share, the Payee shall have the right to take possession of the Collateral and to liquidate the same to satisfy the conditions of the Note.

Section 7. Waivers.

                  Maker waives demand, presentment, protest, notice of protest, notice of dishonor, and all other notices or demands of any kind or nature with respect to this Note.

Section 8. Assignment of Note.

                  Neither Maker nor Payee may assign or transfer this Note in any manner whatsoever. Any such purported assignment shall be void ab initio.

Section 9. Miscellaneous.

                  (a) This Note may be altered only by prior written agreement signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought. This Note may not be modified by an oral agreement, even if supported by new consideration.

                  (b) This Note shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to such state's principles of the conflict of laws.

                  (c) All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, express overnight courier, registered first class mail, overnight courier, or telecopied, initially to the address set forth below, and thereafter at such other address, notice of which is given in accordance with the provisions of this Section 9(c).

                                   if to INBC:

                                   InnoPet Brands Corp.
                                   One East Broward Boulevard, Suite 1100
                                   Fort Lauderdale, Florida  33301
                                   Attn:  Marc Duke, Chairman and CEO
                                   Telephone: 954-453-2400
                                   Telecopier: 954-453-2500
                                   if to EIL:

                                   Entrepreneurial Investors, Ltd.
                                   Citibank Building, 2nd Floor
                                   East Mall Drive
                                   P.O. Box 40643
                                   Freeport, Bahamas
                                   Attn:  Mr. Robert E. Cordes, Director
                                   Telephone:  242-352-7063
                                   Telecopier: 242-352-3932

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; three (3) business days after being deposited in the mail, postage prepaid, if mailed; the next business day after being deposited with an overnight courier, if deposited with a nationally recognized, overnight courier service; when receipt is acknowledged, if telecopied.

                  IN WITNESS WHEREOF, Maker has executed this Note effective as of the date first set forth above.

                                     MAKER:  INNOPET BRANDS CORP.




                                     -----------------------------------
                                     Name: Marc Duke
                                     Title: Chairman and CEO

                                                                      Exhibit B



                                PLEDGE AGREEMENT


                  This Pledge Agreement (the "Agreement") dated as of the 9th day of July, 1997, is made by and between INNOPET BRANDS CORP., a Delaware corporation (the "Debtor") and ENTREPRENEURIAL INVESTORS, LTD. (the "Secured Party").


                            INTRODUCTORY PROVISIONS:


                  A. The Debtor has this day executed a Senior Convertible Note (the "Note"), payable to the order of the Secured Party, which Note evidences a loan from Secured Party to the Debtor in the original principal amount thereof (the "Loan"). The Loan is further evidenced by that certain Loan Agreement of even date herewith (the "Loan Agreement") by and between Debtor and Secured Party.

                  B. As a condition to the making of the Loan to the Debtor, the Secured Party requires that the Debtor pledge to and grant a security interest in certain shares of stock to secure the payment and performance of the Note.

                  NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereto agree as follows:

                  1. The Pledge and Security Interest. The Debtor hereby grants to the Secured Party security interests in and to any and all present or future rights of the Debtor in and to all of the following rights, interests, and property (all of the following being herein sometimes called the "Collateral"):
(a) 600,000 shares of the common stock, $.01 par value per share, of InnoPet Brands Corp. represented by Certificate(s) No. _____ registered in the name of Debtor (the "Stock Certificate"), and any and all substitutes, replacements, accessions, attachments, increase, profits, revisions, or additions thereto; and
(b) any and all proceeds arising from or by virtue of the sale or other disposition of, or from the collection of, the Collateral described in (a) preceding.

                  2. The Indebtedness. This Agreement is being executed and delivered to secure and the security interests herein granted (the "Security Interests") shall secure full payment and performance of all of the indebtedness and obligations owing to the Secured Party by the Debtor under the Note, together with any and all renewals and extensions of the same, or any part thereof (the "Indebtedness").

                  3. Representations and Warranties of the Debtor. The Debtor represents and warrants to the Secured Party that: (a) the Security Interests are first and prior security interests in and to all of the Collateral; (b) the

Debtor is the owner of the Collateral; (c) no dispute, right of set off, counterclaim, or defenses exist with respect to all or any part of the Collateral; and (d) the shares represented by the Stock Certificate were duly authorized treasury shares and are fully paid and non-assessable. The delivery at any time by the Debtor to the Secured Party of Collateral shall constitute a representation and warranty by the Debtor under this Agreement that the matters heretofore warranted in clause (a) of this paragraph remain true and correct.

                  4. Negative Covenants of the Debtor. The Debtor further covenants and agrees that, without the prior written consent of the Secured Party, the Debtor will not (a) sell, assign or transfer any of the Debtor's rights in the Collateral, and (b) create any other security interest in, mortgage or otherwise encumber the Collateral, or any part thereof, or permit the same to be or become subject to any lien, attachment, execution, sequestration, other legal or equitable process or any encumbrance of any kind or character, except the security interest herein created.

                  5. Delivery of Collateral to the Escrow Agent. The Debtor, simultaneously with the execution of this Agreement, is delivering to Cardinal International Corporation, Ltd. (the "Escrow Agent") at their offices located at Norfolk House, 3rd Floor, Nassau, Bahamas, or at such other escrow agent chosen by Secured Party and reasonably acceptable to Debtor, stock certificates, endorsed in blank for transfer or accompanied by stock powers appropriate for transfer, evidencing the collateral to be held by the Escrow Agent in accordance with the terms and provisions of an Escrow Agreement (herein so called) between Debtor, Secured Party and the Escrow Agent.

                  6. Default. As used herein, the term "Default" or "Event of Default" means the occurrence of one or more of the following: (a) the failure to timely pay or perform any obligations or covenants contained herein, in the Loan Agreement or in the Note secured hereby (after any applicable notice or grace period); (b) any warranty, representation or statement made or furnished to the Secured Party by or in behalf of the Debtor is incorrect in any material respect (which remains incorrect after any applicable cure period); (c) the sale, loss, theft, destruction, encumbrance or transfer of any of the Collateral in violation hereof, or substantial damage to any of the Collateral; (d) the dissolution, merger or consolidation, termination of existence, or business failure of the Debtor; (e) appointment of a receiver for any part of the Collateral; (f) assignment for the benefit of creditors or the commencement of any proceeding under any bankruptcy or insolvency law by or against the Debtor or any partnership of which the Debtor is a partner or by or against any maker, or upon the Collateral; (g) the levy on, seizure or attachment of the Collateral, or any part thereof; (h) the filing of any financing statement with regard to the Collateral, other than relating to the security interest herein created; or (i) attachment of any lien or security interest, except a lien for current ad valorem taxes not yet due and the security interests hereunder, to any portion of the Collateral.

                  7. Remedies. Upon the occurrence of any Default, in addition to any and all other rights and remedies which the Secured Party may then have hereunder, under the Uniform Commercial Code of the State of Delaware or of any other pertinent jurisdiction (the "Code"), or otherwise, the Secured Party may, at its option: (a) reduce its claim to judgment or foreclose or otherwise enforce the Security Interests, in whole or in part, by any available judicial procedure; (b) after notification, if any, provided for herein, sell, lease or otherwise dispose of, at the office of the Secured Party, on the premises of the Debtor, or elsewhere, all or any part of the Collateral, in its then condition or following any commercially reasonable preparation or processing, and any such sale or other disposition may be as a unit or in parcels, by public or private proceedings, and by way of one or more contracts (it being agreed that the sale of any part of the Collateral shall not exhaust the Secured Party's power of sale, but sales may be made from time to time, and at any time, until all of the Collateral has been sold or until the Indebtedness has been paid and performed in full), and at any such sale it shall not be necessary to exhibit any of the Collateral; (c) at its discretion, vote the shares of stock included in the Collateral; and (d) exercise any and all other rights, remedies,and privileges it may have under any document which secures the Indebtedness.

                  In the event any consent, approval or authorization of any governmental agency (other than an agency regulating the sale of securities under applicable securities laws) shall be necessary to enforce the Security Interests or sell, lease or otherwise dispose of or retain the Collateral, the Debtor shall execute and file all such applications or other instruments as may be reasonably required. In the event of a sale of all or part of the Collateral, public or private, the Debtor shall pay all costs and expenses of every kind of sale or delivery, including brokers' and attorneys' fees and all expenses incurred by Secured Party in protecting and enforcing its rights under this Agreement or the Note.

                  Any and all proceeds ever received by any Secured Party from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy pursuant hereto shall be applied by the Secured Party to the Indebtedness in such order and manner as the Secured Party, in its sole discretion, may deem appropriate, notwithstanding any directions or instructions to the contrary by the Debtor.

                  With respect to any part of the Collateral which is stock certificates, bonds, or other securities, the Secured Party shall have authority, upon the occurrence of any Default, without notice to the Debtor, either to have them registered in the Secured Party's name, or in the name of a nominee, and, with or without such registration, to demand of the corporation or association issuing the same, and to receive and receipt for, any and all dividends and other distributions payable in respect thereof, regardless of the medium in which paid and whether they be ordinary or extraordinary. Any entity making payment to the Secured Party hereunder shall be fully protected in relying upon the written statement of the Secured Party that the Secured Party then holds the Security Interests which entitles it to receive such payment, and the receipt of the Secured Party for such payment shall be full acquittance therefor to the person making such payment.

                  8. Notice. Reasonable notification of the time and place of any public sale of the Collateral, or reasonable notification of the time after which any private sale or other intended disposition of the Collateral, or reasonable notification of the time after which any private sale or other intended disposition of the Collateral is to be made (including retention thereof in satisfaction of the Indebtedness), shall be sent to the Debtor and to any other person entitled under the Code to notice. It is agreed that notice sent or given at least ten (10) calendar days prior to the taking of the action to which the notice relates is reasonable notification and notice for the purposes of this paragraph.

                  9. Limitations on Interest. It being the intention of the parties hereto to strictly conform to the applicable usury laws, all agreements between the Debtor and the Secured Party, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no event, whether by reason of acceleration of the maturity of the Note or otherwise, shall the amount paid, or agreed to be paid to the Secured Party for the use, forbearance or detention of money hereunder or otherwise exceed the maximum rate permitted by applicable law. If due to any circumstance or reason whatsoever, fulfillment of any provision hereof or of the Note or of any mortgage, loan agreement, or other document evidencing or securing the indebtedness evidenced by the Note, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if the Secured Party shall ever receive anything of value deemed interest under the applicable law which would exceed interest at the maximum rate permitted by applicable law, such amount which would have been excessive interest shall instead automatically be applied to the reduction of the principal amount owing under the Note in the inverse order of its maturity and not to the payment of interest, and if such amount which would have been excessive interest exceeds the unpaid balance of principal of the Note, such excess shall be refunded to the Debtor. All sums paid or agreed to be paid to the Secured Party for the use, forbearance or detention of the indebtedness of the Debtor to the Secured Party shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of such indebtedness so that the rate of interest on such indebtedness does not exceed the maximum permitted by applicable law. The provisions of this paragraph shall control all agreements between the Debtor and the Secured Party.

                  10. Rights Cumulative. All rights and remedies of the Secured Party hereunder are cumulative of each other and of every other right or remedy which the Secured Party may otherwise have at law or in equity or under any other contract or other writing for the enforcement of the security interest herein or in the collection of the Note or the Indebtedness, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

                  11. Assignment. The rights, powers and interests held by the Secured Party hereunder, together with the Collateral, may be transferred and assigned by the Secured Party, in whole or in part, at such time and upon such terms as the Secured Party may deem advisable.

                  12. No Waivers. No failure on the part of the Secured Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Secured Party of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

                  13. Binding Effect. This Agreement shall be binding on the Debtor and the Debtor's successors and assigns and shall inure to the benefit of the Secured Party, and the Secured Party's successors and assigns.

                  14. Termination. This Agreement and the security interest in the Collateral will terminate when the Indebtedness secured hereby has been paid in full by extinguishment thereof but not by renewal, modification or extension thereof.

                  15. Governing Law. The law governing this Agreement will be that of the State of Delaware in force on the date of execution of this Agreement. All obligations of the Debtor under the terms of this Agreement shall be performable in Delaware.

                  16. Notice. Any notice, request, instruction or other document required or permitted to be delivered hereunder by either party hereto to the other will be made in writing by hand delivery, express overnight courier, registered first class mail, overnight courier, or telecopier, initially to the address set forth below, and thereafter at such other address, notice of which is given in accordance with the provisions of this Section 19:


To the Debtor:                      InnoPet Brands Corp.
                                    One East Broward Boulevard, Suite 1100
                                    Fort Lauderdale, Florida  33301
                                    Attn:  Marc Duke, Chairman and CEO
                                    Telephone:  954-453-2400
                                    Telecopier:  954-453-2500

To the Secured Party:               Entrepreneurial Investors, Ltd.
                                    Citbank Building, 2nd Floor
                                    East Mall Drive
                                    P.O. Box 40643
                                    Freeport, Bahamas
                                    Attn:  Mr. Robert E. Cordes, Director
                                    Telephone:  242-352-7063
                                    Telecopier:  242-352-3932

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; three (3) business days after being deposited in the mail, postage prepaid, if mailed; the next business day after being deposited with an overnight courier, if deposited with a nationally recognized overnight courier service; when receipt if acknowledged, if telecopied.

                  17. Agreement as Financing Statement. The Secured Party shall have the right at any time to execute and file this Agreement as a financing statement, but the failure of the Secured Party to do so shall not impair the validity or enforceability of this Agreement.

                                    DEBTOR:

                                    INNOPET BRANDS CORP.,
                                    a Delaware Corporation


                                    By:
                                       ----------------------------------------
                                       Marc Duke, Chief Executive Officer


                                    SECURED PARTY:

                                    ENTREPRENEURIAL INVESTORS, LTD.


                                    By:
                                       ----------------------------------------
                                       Robert E. Cordes, Director